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                                                                    Exhibit 99.3

               Nanophase Technologies Completes Private Placement
                         Tuesday September 9, 5:05 pm ET

ROMEOVILLE, Ill., Sept. 9 /PRNewswire-FirstCall/ -- Nanophase Technologies Corporation (Nasdaq: NANX - News), a technology leader in nanomaterials and nanoengineered products, announced that it has successfully completed a private placement of 453,001 newly issued shares of common stock to Grace Brothers, Ltd., a large institutional investor in Evanston, Illinois, for a gross equity investment of $2 million. The share price for the common stock was determined based on the fifteen-day market closing average for the Company's stock (NANX) ending September 5, 2003. Grace Brothers, Ltd. has been a long-term investor and major stockholder of the Company since 1994. Nanophase plans to use the net proceeds of this transaction to fund continued development and for general corporate purposes.

The newly issued shares of common stock have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws, or an applicable exemption from such registration requirements. Nanophase has agreed to file a Form S-3 registration statement covering the securities issued in the private placement during the next 30 days. After the effective date of registration, the Company expects to have approximately 15,707,943 shares outstanding. As a result of this investment, Grace Brothers, Ltd., owns approximately 26% of the Company's shares.

Nanophase has also agreed to provide Grace Brothers, Ltd., the right to purchase an additional 453,001 newly issued shares of common stock under the same terms and conditions as the current purchase for an additional potential investment of $2 million. These warrants are only valid for twelve months after the date of the original purchase.

Joseph Cross, Nanophase's president and CEO, commented, "We believe that this additional equity is necessary to fund working capital needs, including new product development, and increased business development and marketing activity. Grace has been a long-term investor in nanomaterials technology and a strong supporter of the Company. We are pleased with their continuing confidence and support. Based on this placement, the Company currently has approximately $6 million in cash and equivalents."

"Nanophase has made significant strides in its technologies and also in applying those to its targeted and future markets over the past year," stated Bradford Whitmore, Managing Director of Grace Brothers, Ltd. "We continue to believe that the Company's technologies lead the emerging nanomaterials market. Business development activities have accelerated, aided by an improving economy, and we believe that Nanophase should experience meaningful growth by capturing opportunities in emerging markets for applied nanomaterials solutions."

Nanophase also announced that its Board of Directors has approved an amendment to its Stockholder Rights Agreement to revise the beneficial ownership threshold at which a person or group of persons becomes an "acquiring person" and triggers certain provisions

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under the Rights Agreement. As revised, a person or group would become an
"acquiring person" if that person or group becomes the beneficial owner of 35% or more of the outstanding shares of Nanophase stock. Prior to this amendment, the beneficial ownership threshold was 25%.

Nanophase Technologies (NANX), www.nanophase.com, provides nanoengineered solutions of nanostructured materials for a variety of industrial product applications. Using patented and proprietary integrated nanotechnologies, the Company creates products with unique performance attributes. Nanophase Technologies currently owns or licenses 22 United States patents and patent applications, consisting of 8 owned United States patents, 8 owned United States patent applications, and 6 licensed United States patents. The Company also has 24 foreign patents and patent applications, consisting of 9 owned foreign patents and 15 owned foreign patent applications, all of which are counterparts to domestic filings covering its platform of nanotechnologies.

This press release contains words such as "expects", "anticipates", "plans", "forecasts" and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company's current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties. It is possible that the Company's future performance may differ materially from current expectations expressed in these forward-looking statements due to a variety of important factors such as: a customer's decision to defer, cancel or otherwise modify a purchase order or supply agreement; demand for, and acceptance of, the Company's nanocrystalline materials; changes in our development, supply and distribution relationships; increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost effective basis; the Company's mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental regulations; disruption of commercial activities and threats associated with terrorism and efforts to combat it; protection and validity of patent and other intellectual property rights; the cyclical nature of the Company's business; the outcome of pending and future litigation and governmental proceedings; and other risks described in the Company's filings with the Securities and Exchange Commission. In addition, the Company's forward-looking statements could be affected by general industry and market conditions and growth rates. The Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.